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Exhibit 99(a)(5)(ii)

        This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offers (as defined below) are made solely by the Offer to Purchase, dated December 4, 2006, and the related Letters of Transmittal, and any amendments or supplements to the Offer to Purchase or Letters of Transmittal, which are being distributed to registered holders of Shares. The Offers are not being made to, nor will tenders be accepted from or on behalf of, stockholders of the Company residing in any jurisdiction in which the making of the Offers or acceptance thereof would not be in compliance with the laws of that jurisdiction. However, we may, at our sole discretion, take any actions necessary for us to make either or both Offers to stockholders in any of these jurisdictions.

Liberty Global, Inc.

OFFER TO PURCHASE FOR CASH
UP TO 5,084,746 SHARES OF ITS SERIES A COMMON STOCK,
PAR VALUE $0.01 PER SHARE,
AT A PURCHASE PRICE NOT GREATER THAN $29.50 PER SHARE
NOR LESS THAN $26.08 PER SHARE

AND

OFFER TO PURCHASE FOR CASH
UP TO 5,246,590 SHARES OF ITS SERIES C COMMON STOCK,
PAR VALUE $0.01 PER SHARE,
AT A PURCHASE PRICE NOT GREATER THAN $28.59 PER SHARE
NOR LESS THAN $25.27 PER SHARE

THE OFFERS, WITHDRAWAL RIGHTS AND PRORATION PERIODS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JANUARY 4, 2007, UNLESS EITHER OR BOTH OFFERS ARE EXTENDED.

        Liberty Global, Inc., a Delaware corporation (the "Company"), is offering to purchase for cash up to 5,084,746 shares of its Series A common stock, par value $0.01 per share ("Series A Shares"), and offering to purchase up to 5,246,590 shares of its Series C common stock, par value $0.01 per share ("Series C Shares" and, together with Series A Shares, "Shares"), from its stockholders (or such lesser number of Shares as are properly tendered and not properly withdrawn). The Company's offer to purchase Series A Shares is referred to as the "Series A Tender Offer," the Company's offer to purchase Series C Shares is referred to as the "Series C Tender Offer" and the Series A Tender Offer and the Series C Tender Offer are collectively referred to as the "Offers" and individually as an "Offer." Each Offer will be conducted upon the terms and subject to the conditions set forth in the Offer to Purchase, dated December 4, 2006 (the "Offer to Purchase"), and in the related Letters of Transmittal (as they may be amended and supplemented from time to time).

        The Company is inviting its stockholders to tender their Series A Shares at a purchase price not greater than $29.50 per share nor less than $26.08 per share and their Series C Shares at a purchase price not greater than $28.59 per share nor less than $25.27 per share, in each case net to the seller in cash, less any applicable withholding taxes, without interest, upon the terms and subject to the conditions of each Offer. Neither Offer is conditioned on any minimum number of Shares being tendered. However, each Offer is subject to other conditions described in Section 7 of the Offer to Purchase.

        The Company's Board of Directors has approved the Offers. However, neither the Company nor its Board of Directors, the Information Agent or the Depositary (each as defined below) are making any recommendation to the Company's stockholders as to whether to tender or refrain from tendering their Shares. Stockholders must make their own decision as to whether to tender their Shares and, if so, how many Shares to tender and at what price.

        Based upon the number of Series A Shares tendered and the prices specified by the tendering stockholders, the Company will determine, upon the terms and subject to the conditions of the Series A Tender Offer, the lowest single price within the $26.08 to $29.50 range that will allow it to buy 5,084,746 Series A Shares or such fewer number of Series A Shares as are properly tendered and not properly withdrawn. Similarly, the Company will determine, upon the terms and subject to the conditions of the Series C Tender Offer, the lowest single price within the $25.27 to $28.59 range that will allow it to buy 5,246,590 Series C Shares or such fewer number of Series C Shares as are properly tendered and not properly withdrawn.

        Stockholders must follow the procedures set forth in Section 3 of the Offer to Purchase and in each Letter of Transmittal in order to tender their Shares. All Shares properly tendered at or below the relevant purchase price and not properly withdrawn prior to the Expiration Date will be purchased at the applicable purchase price, upon the terms and subject to the conditions of the Offers, including the "odd lot," proration and conditional tender provisions. The Expiration Date for the Offers is 5:00 p.m., New York City time, on January 4, 2007, unless and until the Company, in its sole discretion, shall have extended the period of time during which either or both Offers will remain open, in which case the Expiration Date shall be the latest time and date at which the applicable offer as so extended by the Company, shall expire.

        Under no circumstances will interest be paid on the purchase price for the Shares, regardless of any delay in making payment for the Shares. In the event that more than 5,084,746 Series A Shares or more than 5,246,590 Series C Shares are tendered in the Offers, the Company expressly reserves the right to purchase a number of additional Series A Shares equal to up to 2% of its outstanding Series A Shares and/or a number of additional Series C Shares equal to up to 2% of its outstanding Series C Shares, as the case may be, and could decide to purchase more Shares subject to applicable legal requirements. For purposes of the Offers, the Company will be deemed to have accepted for payment (and therefore purchased) Shares properly tendered and not properly withdrawn at or below the purchase price for such Offer, subject to the "odd lot," conditional tender and proration provisions of the Offers, only when, as and if the Company gives oral or written notice to Computershare Shareholder Services, Inc., the Depositary for the Offers (the "Depositary"), of its acceptance for payment of such Shares in the Offers.

        Payment for Shares tendered and accepted for payment under the Offers will be made only after timely receipt by the Depositary of certificates for such Shares or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the "book-entry transfer facility" (as defined in the Offer to Purchase), a properly completed and duly executed applicable Letter of Transmittal (or a manually signed facsimile of the applicable Letter of Transmittal), or an "agent's message" (as defined in the Offer to Purchase) in the case of a book-entry transfer, and any other documents required by the applicable Letter of Transmittal.

        Upon the terms and subject to the conditions of the Series A Tender Offer, if at the Expiration Date for the Series A Tender Offer more than 5,084,746 Series A Shares (or such greater number of Series A Shares as the Company may elect to purchase) are properly tendered and not properly withdrawn at or below the applicable purchase price, the Company will purchase 5,084,746 Series A Shares (or such greater number), on the following basis:

  •
  first, from all of the holders of "odd lots" of less than 100 Series A Shares who properly tender all of their Series A Shares at or below the purchase price for the Series A Shares and do not properly withdraw them before the Expiration Date for the Series A Tender Offer;

  •
  second, from all other stockholders who properly tender Series A Shares at or below the purchase price for the Series A Shares and do not properly withdraw them, on a pro rata basis (except stockholders who tendered Series A Shares conditionally if the condition was not satisfied); and

  •
  third, only if necessary to permit the Company to purchase 5,084,746 Series A Shares (or such greater number of Series A Shares as the Company may elect to accept for payment, subject to applicable law), from stockholders who have conditionally tendered Series A Shares at or below the purchase price for the Series A Shares and do not properly withdraw them (if the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Series A Shares are conditionally tendered must have tendered all of their Series A Shares.

        Upon the terms and subject to the conditions of the Series C Tender Offer, if at the Expiration Date for the Series C Tender Offer more than 5,246,590 Series C Shares (or such greater number of Series C Shares as the Company may elect to purchase) are properly tendered and not properly withdrawn at or below the applicable purchase price, the Company will purchase 5,246,590 Series C Shares (or such greater number), on the following basis:

  •
  first, from all of the holders of "odd lots" of less than 100 Series C Shares who properly tender all of their Series C Shares at or below the purchase price for the Series C Shares and do not properly withdraw them before the Expiration Date for the Series C Tender Offer;

  •
  second, from all other stockholders who properly tender Series C Shares at or below the purchase price for the Series C Shares and do not properly withdraw them, on a pro rata basis (except stockholders who tendered Series C Shares conditionally if the condition was not satisfied); and

  •
  third, only if necessary to permit the Company to purchase 5,246,590 Series C Shares (or such greater number of Series C Shares as the Company may elect to accept for payment, subject to applicable law), from stockholders who have conditionally tendered Series C Shares at or below the purchase price for the Series C Shares and do not properly withdraw them (if the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Series C Shares are conditionally tendered must have tendered all of their Series C Shares.

        The Company expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period of time during which either or both Offers are open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the applicable Offer and to the right of a tendering stockholder to withdraw such stockholder's Shares.

        Tenders of Shares under the Offers are irrevocable, except that tendered Shares may be withdrawn at any time prior to the applicable Expiration Date and, unless previously accepted for payment by the Company under the Offers prior to such withdrawal, may also be withdrawn at any time after 5:00 p.m., New York City time, on January 31, 2007. For withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the tendering stockholder, the series and number of Shares to be withdrawn and the name of the registered holder of such Shares. If the certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an "eligible guarantor institution" (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of an eligible guarantor institution. If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in the Offer to Purchase, any notice of withdrawal also must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn Shares and must otherwise comply with such book-entry transfer facility's procedures. All questions as to the form and validity of any notice of withdrawal, including the time of receipt, will be determined by the Company, in its sole discretion, whose determinations will be final and binding. None of the Company, Computershare Shareholder Services, Inc., as the Depositary, and D. F. King & Co., Inc., as the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any tender or notice of withdrawal or incur any liability for failure to give any such notification.

        Depending on various factors described in the Offer to Purchase, tendering stockholders whose Shares are purchased in the Offers may be treated for U.S. federal income tax purposes as having received an amount taxable as a distribution or dividend rather than as recognizing a gain or loss. Stockholders are strongly encouraged to read the Offer to Purchase for additional information regarding the U.S. federal income tax consequences of participating in either or both Offers and to consult their own tax advisors.

        The information required to be disclosed by Rule 13e-4(d)(1) under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

        The Offer to Purchase and the related Letters of Transmittal are being mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

        The Offer to Purchase and the related Letters of Transmittal contain important information. Stockholders should read them carefully before making any decision regarding the Offers.

        Any questions or requests for assistance may be directed to the Information Agent at the telephone numbers and address set forth below. Additional copies of the Offer to Purchase, the Letters of Transmittal and the Notices of Guaranteed Delivery may be obtained from the Information Agent at the address and telephone numbers set forth below and will be promptly furnished by the Company at its expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offers. To confirm delivery of Shares, stockholders are directed to contact the Depositary.

The Information Agent for the Offers is:

D. F. KING & CO., INC.

48 Wall Street
22nd Floor
New York, New York 10005

Banks and Brokers Call: (212) 269-5550
All others call Toll-Free: (800) 207-3158

December 4, 2006

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OFFER TO PURCHASE FOR CASH UP TO 5,084,746 SHARES OF ITS SERIES A COMMON STOCK, PAR VALUE $0.01 PER SHARE, AT A PURCHASE PRICE NOT GREATER THAN $29.50 PER SHARE NOR LESS THAN $26.08 PER SHARE
OFFER TO PURCHASE FOR CASH UP TO 5,246,590 SHARES OF ITS SERIES C COMMON STOCK, PAR VALUE $0.01 PER SHARE, AT A PURCHASE PRICE NOT GREATER THAN $28.59 PER SHARE NOR LESS THAN $25.27 PER SHARE